Exhibit 99.R(1)

THE NEW AMERICA HIGH INCOME FUND, INC.

CODE OF ETHICS

April 27, 2006

I.                                         PURPOSE

This Code of Ethics (the “Code”) has been adopted by The New America High Income Fund, Inc. (the “Fund”) in accordance with Rule 17j-1(b) under the Investment Company Act of 1940, as amended (the “Act”).  Rule 17j-1 under the Act generally proscribes fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by investment companies, if effected by affiliated persons of such companies or of their investment advisers or principal underwriters.  The purpose of this Code is to provide regulations and procedures consistent with the Act, and Rule 17j-1 thereunder, designed to give effect to the general prohibitions set forth in Rule 17j-1(b) as they apply to the Fund as follows:

It is unlawful for any affiliated person of or principal underwriter for the Fund, or any affiliated person of an investment adviser of or principal underwriter for the Fund in connection with the purchase or sale, directly or indirectly, by such person of a Security Held or to be Acquired by the Fund

1.                                       To employ any device, scheme or artifice to defraud the Fund;

2.                                       To make any untrue statement of material fact to the Fund or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made to the Fund, not misleading;

3.                                       To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit on the Fund; or

4.                                       To engage in any manipulative practice with respect to the Fund.

II.                                     GENERAL PRINCIPLES

As a general principle, it is important that the board of directors, officers and employees of the Fund avoid any situation that might compromise their exercise of fully independent judgment in the interests of shareholders.  In the event of any doubt as to the propriety of any activity, Fund personnel should consult the Supervisory Person.

While it is not possible to specifically define and prescribe rules regarding all possible cases in which conflicts might arise, this Code is designed to set forth the Fund’s policy regarding conduct of Fund personnel in those situations in which conflicts are most likely to develop.  The following fundamental fiduciary principles governing personal investment activities underlie the detailed provisions described in succeeding sections of the Code:

A.                                   The interests of the stockholders come first.  In any decision relating to personal investments, Fund personnel must avoid serving their own interests ahead of those of the stockholders.

B.                                     Personal investments should comport with both the letter and the spirit of this Code.

C.                                     Fund personnel should not take inappropriate advantage of their position with the Fund.

III.                                 DEFINITIONS

A.                                   “Access Person” means any director, officer, employee or Advisory Person of the Fund or the Fund’s Adviser.(1)

B.                                     “Adviser” means any investment adviser retained by the Fund pursuant to Section 15 of the Act.

C.                                     “Automatic Investment Plan” means a program in which regular purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.  An Automatic Investment Plan includes a dividend reinvestment plan.

D.                                    “Advisory Person” means (1) any employee of the Fund or Adviser or of any company in a Control relationship to the Fund or the Adviser, who in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (2) any natural person in a Control relationship, or deemed by the Supervisory Person to be in a Control relationship, to the Fund or Adviser who obtains information concerning the recommendations made to the Fund with regard to the purchase or sale of a Security.

E.                                      “Beneficial Ownership” is interpreted to include any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares a direct or indirect pecuniary interest in the security.  The term “pecuniary interest” in securities shall mean the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities.  Beneficial ownership is interpreted in the same manner as it would be in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (the “Exchange Act”) for purposes of determining whether a person is the beneficial owner of a security for purposes of Section 16 of the Exchange Act and its related rules.

(1)                                  Under Rule 17j-1, an Access Person also means any director, officer or general partner of a principal underwriter for the Fund who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Securities by the Fund, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Securities.  In accordance with the position of the staff of the Division of Investment Management of the Securities and Exchange Commission, the Code does not apply to Access Persons who are subject to a code of ethics pursuant to Rule 17j-1 under the Act adopted by a Fund Adviser or principal underwriter or an entity in a Control relationship with either of the foregoing.

F.                                      “Control” has the same meaning as that set forth in Section 2(a)(9) of the Act.

G.                                     “Independent director” means a director of the Fund who is not an “interested person” of the Fund within the meaning of Section 2(a)(19) of the Act.

H.                                    “Initial Public Offering” or “IPO” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

I.                                         “Investment Personnel” of the Fund or of the Fund’s investment adviser means: (i) any employee of the Fund or investment adviser (or of any company in a control relationship to the Fund or investment adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund and (ii) any natural person who controls the Fund and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

J.                                        “Personal Securities Transactions” means (i) transactions for any account in which an Access Person has any direct beneficial ownership, including IRAs, and (ii) transactions for any account in which an Access Person has indirect beneficial ownership.  Accounts involving family (including spouses, minor children or other dependent relatives), or accounts in which an Access Person has a beneficial interest (such as a trust of which an Access Person is an income or principal beneficiary) are included within the meaning of “indirect beneficial interest.”  Personal Securities Transactions do not include (a) transactions in accounts over which an Access Person is no direct or indirect influence or control or (b) transactions effected with respect to an Automatic Investment Plan.

K.                                    “Private Placement” means an offering that is exempt from registration under the Securities Act of 1933 (the “Securities Act”) pursuant to Section 4(2) or Section 4(6) of the Securities Act or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act.

L.                                      “Supervisory Person” means the officer of the Fund designated from time-to-time by the Fund to receive and review reports of purchases and sales by Access Persons and otherwise administer the Code.

M.                                 “Security” has the meaning set forth in Section 2(a)(36) of the Act which includes all of what would ordinarily be considered securities, e.g., stocks, bonds, options, warrants, rights, and shares of closed-end investment companies, whether or not they are publicly traded.  For purposes of the Code, Securities do not include shares of registered open-end investment companies other than ETFs (exchange-traded funds), securities issued by the United States Government, bank certificates of deposit and commercial paper and other money market instruments as designated by the Supervisory Person in consultation with counsel.  The purchase or sale of a Security includes, among other things, the writing of an option to purchase or sell a Security, the conversion of a convertible Security, and the exercise of a warrant for the purchase of a Security.

N.                                    “Security Held or to be Acquired” by the Fund means (a) any Security which, within the most recent 15 days, (i) is or has been held by the Fund, or (ii) is being or has been considered by the Fund or its Adviser for purchase by the Fund, and (b) any option to purchase or sell, and any Security convertible into or exchangeable for, a Security described in (a).

IV.                                RESTRICTIONS ON PERSONAL SECURITIES TRANSACTIONS AND USE OF INFORMATION

A.                                   Pre-approval of Investments in Initial Public Offerings and Private Placements: Investment Personnel of the Fund must obtain approval from the Supervisory Person before directly or indirectly acquiring beneficial ownership in any Securities in an IPO or in a Private Placement.  The Supervisory Person shall make a record of any decision to approve the acquisition by Investment Personnel of Securities in an IPO or Private Placement and the reasons supporting such decision.

B.                                     Gifts:                    No Access Person shall receive any gift or other thing of more than de minimis value ($100) from any person or entity that does business with or on behalf of the Fund.

C.                                     Information Regarding the Fund:  No Access Person shall reveal to any other person (except in the normal course of his or her duties on behalf of the Fund) any information regarding Securities transactions by the Fund or consideration by the Fund or the Adviser of any such Securities transaction.

V.                                    INDEPENDENT DIRECTORS

Any Independent director of the Fund will not be subject to the provisions of Section VII of this Code unless, at the time of a Personal Securities Transaction, such director knew or, in the ordinary course of fulfilling the director’s official duties, should have known, that during the 15-day period immediately before or after the date of the transaction, the Fund purchased or sold the Security or the Fund considered purchasing or selling the Security.  If the director had such actual or imputed knowledge, then the director shall submit a Quarterly Report for the quarter in which such Personal Securities Transaction took place.

VI.                                COMPLIANCE PROCEDURES

A.                                   Transaction Monitoring:  The Supervisory Person shall review all Quarterly Reports submitted by Access Persons within ten (10) business days of receipt to ensure that no conflict exists with the Code.  The Supervisory Person shall review Initial and Annual Reports within a reasonable time after their submission for information which may assist in enforcing the Code.

B.                                     Annual Administration Reports and Board Review: At least annually, the Supervisory Person must furnish the board of directors a written report that (a) describes any issues arising under the Code or procedures since the last report to the board of directors, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and (b) certifies that the Fund has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.  The Fund’s board of directors shall consider this report and any report submitted by an Adviser and determine whether any action in response is necessary.

C.                                     Notification of Applicability of Code:  The Supervisory Person shall provide each Access Person with notice that the Access Person is subject to the Code and ensure that each Access Person has a copy of the current Code.

VII.                            TRANSACTION REPORTS

Each Access Person must file an Initial Report (as defined below) no later than ten (10) calendar days after that person becomes an Access Person and a Quarterly Report (as defined below) within thirty (30) calendar days after the end of the quarter. Each Access Person must also file an Annual Report (as defined below) that is current as of a date no more than forty-five (45) calendar days before the report is submitted.  Reports should be sent to the Supervisory Person.  Reports will be reviewed on a confidential basis.

An Initial Report shall state: (i) the title, number of shares and principal amount of each Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person; (ii) the name of any broker, dealer or bank with whom the Access Person maintained an account in which any Securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and (iii) the date the report is submitted by the Access Person.  An Initial Report need not include Securities held in any account over which an Access Person has no direct or indirect influence or control.  The information contained in the Initial Report must be current as of a date not more than forty-five (45) calendar days prior to the date the person becomes an Access Person.

Each Quarterly Report(2) shall state with respect to any Personal Securities Transaction by an Access person the following:  (i) the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of the Security acquired in such transaction; (ii) the nature of the transaction (i.e., purchase, sale or other acquisition or disposition); (iii) the price at which the transaction was effected; (vi) the name of the broker, dealer or bank with or through which the transaction was effected; and (v) the date the report is submitted by the Access Person.  In addition, with respect to accounts established during the quarter in which Securities were held during the quarter for the direct or indirect benefit of the Access Person, the report shall state: (i) the name of the broker, dealer or bank with which the Access Person established the account and (ii) the date the account was established.

Each Annual Report(3) shall state: (i) the title, number of shares and principal amount of each Security in which the Access Person had any direct or indirect beneficial ownership; (ii) the name of any broker, dealer or bank with which the Access Person maintains an account in which any Securities are held for the direct or indirect benefit of the Access Person; and (iii) the date the report is submitted by the Access Person.  An Annual Report need not include Securities held in any account over which an Access Person has no direct or indirect influence or control.

Each report may contain a statement declaring that the reporting or recording of any transaction shall not be construed as an admission that the Access Person making the report has any direct or indirect Beneficial Ownership in the Security to which the reports relates.

VIII.                        RECORD KEEPING

The following shall be maintained in the offices of the Fund for a five (5) year period in an easily accessible place:

A.                                   The Code as currently in effect and each code of ethics in effect at any time in the prior five years;

B.                                     Each record of a violation of a code of ethics for the Fund and any action taken as a result of such violation;

C.                                     Each Transaction Report filed in accordance with a Fund code of ethics;

(2)                                  Access Persons may fulfill this requirement by having their brokers, dealers or banks provide copies of confirmation statements to the Fund, provided that such confirmation statements are provided to the Fund by the deadline required for the quarterly report in which the transactions or brokerage accounts reflected in the confirmation statements would need to be reported.

(3)                                  An Access Person may satisfy this requirement by reviewing the Fund’s records of the Access Person’s holdings and brokerage accounts, should records be maintained in a form suitable for this purpose, and submitting a written dated confirmation that such records are accurate.

D.                                    A list of all Access Person who are currently, or have within the past five years, been required to make Transactions Reports in accordance with a Fund code of ethics;

E.                                      A list of each Supervisory Person; and

F.                                      A copy of each Annual Administration Report; and

G.                                     A record of any decision, and the reasons supporting the decision, to approve the acquisition by Investment Personnel of Securities in an IPO or Private Placement.

IX.                                SANCTIONS

Upon discovering a violation of this Code, the Fund may impose such sanctions as it deems appropriate, including, among other things, a letter of censure or suspension or termination of the employment of the violator.  All material violations of this Code and any sanctions imposed with respect thereto shall be reported periodically to the Board of Directors of the Fund.

X.                                    INTERPRETATION

This Code shall be maintained and interpreted in accordance with Rule 17j-1 under the Act.